Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                   Contact:  Joanne Lattanzi
March 22, 2006                                    First National Bank of Ipswich
                                                  (978) 356-8105

                                                  Alexander Caswell
                                                  Regan Communications
                                                  (617) 488-2885

                             Timothy L. Felter Joins
                       The First National Bank of Ipswich
                         As Senior Vice President & CFO

Ipswich, MA - The First National Bank of Ipswich (FNBI) announces that Timothy
L. Felter has joined the Bank as Senior Vice President and Chief Financial Officer. Mr. Felter will be responsible for all financial operations, including management of the Bank's investment portfolio.

"Tim brings more than 20 years of banking and financial management experience to this key position in our organization," said FNBI President and CEO Donald Gill. "He will be an integral part of our executive team as we continue to implement our strategic plan for the future growth of the Bank."

Mr. Felter graduated from Bentley College with a Bachelor of Science degree in Accountancy. After working as an Auditor with Arthur Andersen & Company in Boston, he began his banking career as an Internal Auditor at Pioneer Financial, A Cooperative Bank, in Malden, Massachusetts.

Mr. Felter served as a Vice President at Shawmut Bank in Boston until 1990, when he joined Lawrence Savings Bank as Senior Vice President and Chief Financial Officer. He was named Senior Vice President, Residential Lending, and Investment Officer in 1994, and was promoted to Executive Vice President, Personal Banking, and Investment Officer in 1999.

Mr. Felter is a member of the Town of Andover Finance Committee, the Greater Lawrence Kiwanis, the Yankee Clipper Council Boy Scouts of America Executive Board, the Yankee Clipper Council Eagle Scout Association, and the Northern Essex Community College Foundation board of directors. He resides in Andover with his wife Marianne and daughters Beth and Emily.

FNBI is a federally chartered bank and a wholly-owned subsidiary of First Ipswich Bancorp (OTC:FIWC). Incorporated in 1892, FNBI is a full-service commercial bank with $390.3 million in assets. FNBI currently operates eleven branches in northeastern Massachusetts and southern New Hampshire. Additional information is available on the bank's website at www.fnbi.com.

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